Exhibit 99.1

Aastrom Biosciences Domino’s Farms, Lobby K 24 Frank Lloyd Wright Drive Ann Arbor, MI 48105 T 734 418-4400 F 734 665-0485 www.aastrom.com

For Immediate Release

Aastrom Board of Directors Names Dominick C. Colangelo
President and Chief Executive Officer

ANN ARBOR, Mich., [March 6, 2013] — Aastrom Biosciences, Inc. (Nasdaq: ASTM), the leading developer of patient-specific, expanded multicellular therapies for the treatment of severe, chronic cardiovascular diseases, today announced that the company’s board of directors has named Dominick C. Colangelo, Esq., as president and CEO of Aastrom.  Mr. Colangelo will also serve as a member of the Aastrom board of directors.

Mr. Colangelo joins Aastrom with more than twenty years of executive management and corporate development experience in the biopharmaceutical industry, including almost a decade with Eli Lilly and Company.  Most recently, he was president and chief executive officer of Promedior, Inc., a clinical-stage biotechnology company developing protein therapeutics for the treatment of fibrovascular diseases. During his career, Mr. Colangelo has held executive positions of increasing responsibility in product development, pharmaceutical operations, sales and marketing, and corporate development.  He has extensive experience in the acquisition, development and commercialization of therapies to treat fibrovascular, metabolic, and cardiovascular diseases.

“I am very pleased to have the opportunity to join Aastrom Biosciences, a leader in the cell therapy field, as the company continues to advance ixmyelocel-T through late-stage clinical development for the treatment of severe cardiovascular diseases,” said Mr. Colangelo.  “Ixmyelocel-T, which is comprised principally of macrophage and mesenchymal stromal cells expanded from a patient’s own bone marrow, utilizes cell populations that have been shown to play a key role in reducing inflammation and promoting angiogenesis and tissue repair.  This multicellular approach has tremendous therapeutic potential to treat these debilitating diseases and significantly improve the lives of patients.”

Aastrom is currently conducting pivotal studies of ixmyelocel-T in the treatment of severe cardiovascular conditions, including the REVIVE Phase 3 clinical trial in critical limb ischemia (CLI) and the ixCELL-DCM Phase 2 trial in patients with ischemic dilated cardiomyopathy. Dan Orlando, who has served as interim CEO of Aastrom since November, will continue to support these programs and the company’s commercialization of ixmyelocel-T in his position as chief commercial officer.

“Nick Colangelo brings an outstanding range of expertise in business strategy and operational experience to Aastrom at a time when this experience will be a significant advantage for our company,” said Robert L. Zerbe, M.D., chairman of Aastrom’s board of directors.  “He has demonstrated success in building high-value pipelines and executing transactions that support corporate development initiatives.  He is highly qualified to lead Aastrom during this historic period in our growth as we work to complete clinical development and plan for regulatory review and commercialization of ixmyelocel-T.  I would also like to thank Dan Orlando for his outstanding contributions in continuing Aastrom’s progress during his tenure as interim CEO.”

About Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of patients with severe, chronic cardiovascular diseases. The company’s proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient’s own bone marrow and delivered directly to damaged tissues. Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a Phase 3 clinical program to study patients with critical limb ischemia and a Phase 2b clinical trial in patients with ischemic dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com. For more information on the pivotal REVIVE Phase 3 clinical trial, please visit the trial website at www.revivecli.com.

Media contact

Andrea Coan

Berry & Company

acoan@berrypr.com

(212) 253-8881

Investor contact

Chad Rubin

The Trout Group

crubin@troutgroup.com

(646) 378-2947

This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations,

clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.